                                                                  Exhibit (d)(1)










                                MERGER AGREEMENT


                          DATED AS OF OCTOBER 30, 2000

                                      AMONG

                    CHESAPEAKE BIOLOGICAL LABORATORIES, INC.,

                               CANGENE CORPORATION

                                       AND

                         AC ACQUISITION SUBSIDIARY, INC.

                             TABLE OF DEFINED TERMS

DEFINED TERM                        SECTION                                 PAGE
Acquisition Agreement.............  Preamble...............................   1
Affiliate.........................  Section 9.8(a).........................  47

Bank..............................  Section 4.4............................  30
Board.............................  Recitals...............................   1
Breakup Fee.......................  Section 8.3(a).........................  44
Business day......................  Section 9.8(b).........................  47

Cash Merger Consideration.........  Section 2.8(a).........................   7
Certificates......................  Section 2.9(b).........................   8
Closing Time......................  Section 2.2............................   6
Code..............................  Section 3.11(c)........................  19
Company Assets....................  Section 3.14...........................  23
Company Disclosure Schedule.......  Article 3..............................  11
Company Employee Plan.............  Section 3.11(a)........................  19
Company Marks.....................  Section 3.16(b)........................  26
Company Personnel.................  Section 3.11(a)........................  11
Company SEC Reports...............  Section 3.4(a).........................  14
Company Securities................  Section 3.2(a).........................  12
Company Stock Options.............  Section 2.10(a)........................  10
Company...........................  Preamble...............................   1
Company Trade Secrets.............  Section 3.16(e)........................  27
Confidentiality Agreement.........  Section 5.5............................  36
Continuing Directors..............  Section 1.3(a).........................   5
Continuing Employees..............  Section 5.9(a).........................  38
Contracts.........................  Section 3.15(a)........................  24
Convertible Securities............  Section 2.8............................   7
Convertible Preferred Stock.......  Recitals...............................   1
CS Act............................  Section 3.9(b).........................  16

DEA...............................  Section 3.9(b).........................  16
Disclosure Statements.............  Section 3.5............................  14

Effective Time....................  Section 1.3(a).........................   5
Environmental Claim...............  Section 3.12(b)........................  22
Environmental Laws................  Section 3.12(a)........................  21
ERISA Affiliate...................  Section 3.11(a)........................  19
ERISA.............................  Section 3.11(a)........................  19
Exchange Act......................  Section 1.1(a).........................   2

FDA...............................  Section 3.9(b).........................  16
FDA Act ..........................  Section 3.9(b).........................  16

GAAP..............................  Section 3.4(a).........................  14
Governmental Entity...............  Section 3.6............................  15

HSR Act...........................  Section 3.6............................  15

Indemnified Parties...............  Section 5.13...........................  40
Initial Expiration Date...........  Section 1.1(b).........................   2
Intellectual Property Assets......  Section 3.16(a)(ii)....................  26
Intellectual Property Rights......  Section 3.16(a)(i).....................  25

Knowledge.........................  Section 3.8............................  16

Licensed Intellectual Property....  Section 3.16(g)........................  28
Licensed Software Agreements......  Section 3.16(f)........................  28
Licensed Software.................  Section 3.16(a)(iii)...................  26
Lien..............................  Section 3.2(b).........................  13
Loan Commitment...................  Section 4.4............................  30

Marks.............................  Section 3.16(a)(i)(A)..................  25
MGCL..............................  Section 1.2(a).........................   3
Management Employment Agreements..
                                    Section 5.1(h).........................  32
Material Adverse Effect...........  Section 3.1(a).........................  11
Merger Certificate................  Section 2.3............................   6
Merger Fund.......................  Section 2.9(a).........................   9
Merger............................  Section 2.1............................   6
Minimum Condition.................  Section 1.1(a).........................   2

Offer Documents...................  Section 1.1(c).........................   3
Offer.............................  Recitals...............................   1
Option Agreement..................  Section 1.2(d).........................   4
Option Plans......................  Section 2.10(a)........................  10
Options...........................  Section 8.3(c).........................  44
Owned Copyrights..................  Section 3.16(d)(i).....................  27
Owned Software....................  Section 3.16(f)........................  28

Parent Material Adverse Effect....  Section 4.1(a).........................  29
Parent............................  Preamble...............................   1
Patents...........................  Section 3.16(a)(i)(B)..................  25

Per Share Amount..................  Recitals...............................   1
Person............................  Section 9.8(d).........................  47
PHS Act ..........................  Section 3.9(b).........................  16
Potential Proposal................  Section 5.4(a).........................  35
Product ..........................  Section 3.9(b).........................  16
Proxy Statement...................  Section 3.5............................  14

Regulatory Law....................  Section 3.9(b).........................  39

Schedule 14D-9....................  Section 1.2(b).........................   4
SEC...............................  Section 1.1(b).........................   2
Securities Act....................  Section 3.4(a).........................  14
Series B Preferred Stock..........  Section 1.2(d).........................   5
Shares............................  Section 3.2(a).........................  12
Software..........................  Section 3.16(a)(iii)...................  26
Stock.............................  Section 9.8(c).........................  47
Stockholders' Agreement...........  Recitals...............................  12
Stockholders' Meeting.............  Section 5.2(a)(i)......................  34
Subsidiaries......................  Section 9.8(e).........................  47
Subsidiary........................  Section 9.8(e).........................  47
Superior Proposal.................  Section 5.4(b).........................  35
Surviving Corporation.............  Section 2.1............................   6

Tax Return........................  Section 3.13(a)........................  22
Tax...............................  Section 3.13(a)........................  22
Taxes.............................  Section 3.13(a)........................  22
Tender Offer Purchase Time........  Section 1.3(a).........................   5
Third Party Acquisition...........  Section 5.4(b).........................  35
Third Party.......................  Section 5.4(b).........................  35
Trade Secrets.....................  Section 3.16(a)(i)(C)..................  26

Warrants..........................  Recitals...............................   1

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") dated as of October 30, 2000, is among CHESAPEAKE BIOLOGICAL LABORATORIES, INC., a Maryland corporation ("Company"), CANGENE CORPORATION, a Canadian corporation ("Parent"), and AC ACQUISITION SUBSIDIARY, INC., a Maryland corporation and a wholly owned, direct subsidiary of Parent ("Acquisition").

         WHEREAS, the Board of Directors of the Company (the "Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer and the Merger (each as defined below) is advisable and is fair to the stockholders of the Company and in the best interests of such stockholders; (ii) approved and adopted this Agreement and the transactions contemplated hereby; and (iii) resolved to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company, if necessary, of this Agreement;

         WHEREAS, in furtherance thereof, Acquisition shall promptly commence a tender offer (the "Offer") to acquire all of the issued and outstanding Shares (defined in Section 3.2(a)), together with all of the issued and outstanding shares of the Company's Series A-1 Convertible Preferred Stock (the "Convertible Preferred Stock") and warrants to purchase Shares (the "Warrants"), at a price of $4.60 per Share (such amount, as it may be increased from time to time in connection with the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, less any required withholding of taxes, in accordance with the terms and subject to the conditions provided herein; and

         WHEREAS, as a condition of and inducement to Parent's and Acquisition's entering into this Agreement and incurring the obligations set forth herein, certain stockholders of the Company concurrently herewith are entering into a stockholders' agreement (the "Stockholders' Agreement") dated as of the date hereof, with Parent and Acquisition, substantially in the form of Exhibit A to this Agreement.

         NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows.

                                    ARTICLE 1

                                    THE OFFER

         SECTION 1.1. THE OFFER.

         (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events or conditions set forth in
Article 6 shall have occurred and be
existing (unless waived as provided in Article 6), as promptly as practicable after the date hereof (but in no event later than the twentieth business day after the public announcement of this Agreement), Acquisition shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Offer. The Offer will be made pursuant to the Offer Documents (as defined below) containing the terms and conditions set forth in this Agreement. Acquisition shall accept for payment, purchase and pay for all Shares, Convertible Preferred Stock and Warrants which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer set forth in Article 6 shall have been satisfied or waived by Acquisition. The obligation of Acquisition to accept for payment, purchase and pay for Shares, Convertible Preferred Stock and Warrants tendered pursuant to the Offer shall be subject only to the condition that at least a majority of the then issued and outstanding Shares (giving effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise of all then outstanding Warrants) be validly tendered (the "Minimum Condition") and the satisfaction of the other conditions set forth in Article 6. Acquisition expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer (provided that, unless previously approved by the Company in writing, no change may be made which decreases the Per Share Amount, which reduces the number of Shares to be purchased in the Offer, which changes the form of consideration to be paid in the Offer, which imposes conditions to the Offer in addition to those set forth in Article 6 or which amends or changes any term or condition of the Offer in a manner adverse to the holders of Shares). In the case of shares of Convertible Preferred Stock tendered pursuant to the Offer, Acquisition shall pay the Per Share Amount multiplied by the number of Shares into which such Shares of Convertible Preferred Stock are then convertible. In the case of Warrants tendered pursuant to the Offer, Acquisition shall purchase such Warrants for a purchase price equal to the difference between the exercise price thereof and the Per Share Amount, multiplied by the number of Shares for which such Warrants are then exercisable. The Per Share Amount shall be paid net to each seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer. The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered in the Offer.

         (b) Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on January 3, 2001 (the "Initial Expiration Date"); provided, however, without the consent of the Board, Parent may cause Acquisition to (i) from time to time extend the Offer, if at the Initial Expiration Date of the Offer, any of the conditions to the Offer necessary to consummate the Offer have not been satisfied or waived (other than the Minimum Condition, to which this clause (i) does not apply), until such time as such conditions are satisfied or waived; (ii) extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof; (iii) if the Minimum Condition is not satisfied, extend the Offer; provided that all extensions pursuant to clauses (i) through (iii) hereof shall not exceed twenty
(20) business days, and (iv) if the Minimum Condition is satisfied but the number of Shares validly tendered and not withdrawn represents less than ninety percent (90%) of the then outstanding Shares

(giving effect to the conversion of all then outstanding shares of Convertible Preferred Stock and the exercise of all then outstanding Warrants), after consummation of the Offer and payment for all validly tendered shares, commence one subsequent offer for the Shares provided that Acquisition shall meet the requirements of Rule 14d-11 under the Exchange Act in connection with such subsequent offer; provided however, that in no event shall any such subsequent offer period exceed twenty (20) business days. In addition, Parent and Acquisition agree that Acquisition shall from time to time extend the Offer if requested by the Company, if, at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer including the Minimum Condition shall not have been waived or satisfied, until (taking into account all such extensions) February 28, 2001, provided, however, that if the Minimum Condition is the only condition to the Offer not then satisfied, Acquisition shall not be required to extend the Offer for more than twenty (20) business days.

         (c) As soon as practicable after the date of commencement of the Offer, Acquisition shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and form of transmittal letter (together with any amendments thereof or supplements thereto, collectively the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and the rules and regulations of the SEC. Parent, Acquisition and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Acquisition further agrees to take all steps necessary to cause the Offer Documents as so corrected to be promptly filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws and the rules and regulations of the SEC. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Parent and Acquisition agree to provide to the Company and its counsel any comments or other communications which Parent, Acquisition or their counsel receives from the staff of the SEC with respect to the Offer Documents promptly after receipt thereof.

         SECTION 1.2. COMPANY ACTION.

         (a) The Company hereby approves of and consents to the Offer and the Merger and represents and warrants that the Board, including all of the independent directors of the Company, at a meeting duly called and held on October 12, 2000, has, subject to the terms and conditions set forth herein, adopted resolutions, which are not conditional and have not been amended or repealed, pursuant to which the Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company, (ii) declared that the Merger is advisable and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in all respects and such approval constitutes prior approval of the Offer, this Agreement and the Merger for purposes of Section 3-105(b) of the Maryland General Corporation Law (the "MGCL") and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition and, if required by law, approve and adopt this Agreement and the Merger; and in addition that the Company consents, subject to Section 5.4, to the inclusion of such recommendation and approval in the Offer Documents, (iv) agreed to take all actions to amend the Option Plans in the manner contemplated by this Agreement, (v) caused the transactions contemplated by this Agreement not to be governed by the provisions of Subtitles 6 and 7 of Title 3 of the MGCL, and (v) approved the Option Agreement (as hereinafter defined), authorized the classification of the Series B Preferred Stock (as hereinafter defined), the filing of Articles Supplementary with respect to the Series B Preferred Stock and the issuance of the Series B Preferred Stock to Acquisition upon exercise of the Option in the manner described in the Option Agreement.

         (b) The Company hereby agrees to file with the SEC as soon as practicable after the date hereof a Solicitation/Recommendation Statement on
Schedule 14D-9 pertaining to the Offer (together with any amendments thereof or supplements thereto, the "Schedule 14D-9"), containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the stockholders of the Company. The Company, Parent and Acquisition each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws and the rules and regulations of the SEC. The Parent, Acquisition and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to it being filed with the SEC. The Company agrees to provide to Parent, Acquisition and their counsel any comments or other communications which the Company or its counsel receives from the staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. Notwithstanding anything to the contrary in this Agreement, the Board may withdraw, modify or amend its recommendation under the circumstances set forth in Section 5.4.

         (c) In connection with the Offer, the Company will promptly furnish Parent and Acquisition with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its agents may reasonably request to facilitate communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Acquisition and their affiliates, associates, agents and advisors shall use the information contained in any such labels, listings and files only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

         (d) Immediately prior to Acquisition's commencement of the Offer, the Company shall grant Acquisition an option (the "Option") to purchase from the Company authorized but unissued shares of Series B Preferred Stock pursuant to an option agreement substantially in the form attached as Exhibit B to this Agreement (the "Option Agreement"); provided, however, that the exercise of the Option shall be subject to the approval of the stockholders of the Company if counsel to the Company reasonably determines that such approval is required as a condition of the continued listing of the Shares on the Nasdaq National Market at any time prior to Acquisition's exercise of the Option. The Series B Preferred Stock shall be entitled to vote together with the Shares as a single class on the Merger and any other matter to be voted upon by the Shares and shall entitle each holder of the Series B Preferred Stock to 1,000 votes for each share of Series B Preferred Stock held. The Option Agreement shall grant Acquisition the right to purchase that number of shares of Series B Preferred Stock that will cause Acquisition to own shares of the Company's capital stock representing at least ninety percent (90%) of the total number of votes entitled to vote on the Merger immediately following the exercise of the Option. The Option shall be exercisable only when and if Acquisition has, pursuant to the Offer, purchased and paid for a sufficient number of Shares to satisfy the Minimum Condition. The Option shall terminate and expire, if not previously exercised, simultaneously with the earlier of (i) Acquisition's termination of the Offer without having purchased and paid for a sufficient number of Shares to satisfy the Minimum Condition or (ii) termination of this Agreement in accordance with Section 8.1. The exercise price of the Option shall be $2,500,000 for all of the shares of Series B Preferred Stock to be purchased.

         (e) In order to enable Acquisition's exercise of the Option, immediately after Acquisition has, pursuant to the Offer, purchased and paid for a sufficient number of Shares to satisfy the Minimum Condition, the Company shall file Articles Supplementary with the SDAT containing the rights, preferences and powers of the Series B Preferred Stock.

         SECTION 1.3. BOARDS OF DIRECTORS AND COMMITTEES; SECTION 14(F).

         (a) Beginning immediately after the purchase by Acquisition of Shares pursuant to the Offer following the Initial Expiration Date or, if applicable, the extended expiration date of the Offer (the "Tender Offer Purchase Time") and from time to time thereafter, and subject to the last sentence of this Section 1.3(a), Acquisition shall be entitled to designate that number (but no more than that number) of directors of the Company that would constitute a majority of the Board, and the Company shall use its best efforts to, upon request by Acquisition, promptly, at the Company's election, either increase the size of the Board or secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board and to cause Acquisition's designees to be so elected and to constitute at all times after the Tender Offer Purchase Time a majority of the Board. At such times, and subject to the last sentence of this Section 1.3(a), the Company will use its best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under this Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.3 hereof) the Company shall retain at least three directors who are directors of the Company on the date hereof (the "Continuing Directors").

         (b) The Company's obligation to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Acquisition will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section and Rule.

         (c) From and after the time, if any, that Acquisition's designees constitute a majority of the Board until the Effective Time, any amendment, modification or waiver of any term or condition of this Agreement or the Option Agreement, any amendment or modification to the Articles of Incorporation or By-Laws of the Company, any termination of this Agreement by the Company, any extension of time of performance of any of the obligations of Parent or Acquisition hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company in connection with the rights of the Company hereunder may be effected only with the approval of a majority of the Continuing Directors.

                                    ARTICLE 2

                                   THE MERGER

         SECTION 2.1. THE MERGER. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL, Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. Parent, as the sole stockholder of Acquisition, hereby approves this Agreement, the Merger and the other transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to cause the Effective Time to occur as soon as practicable after the Stockholders' Meeting (as defined in Section 5.2(a)) or Acquisition's purchase and payment for shares of the capital stock of the Company representing not less than ninety percent (90%) of the votes entitled to be cast on the Merger pursuant to the Offer and the Option.

         SECTION 2.2. CLOSING OF THE MERGER. The closing of the Merger will take place at a time (the "Closing Time") and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (in accordance with this Agreement) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied at the Closing Time, but subject to the satisfaction or waiver of those conditions) at the offices of Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

         SECTION 2.3. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, Articles of Merger (the "Merger Certificate") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered at the Closing Time to the State Department of Assessments and Taxation ("SDAT") of the State of Maryland for filing pursuant to the MGCL. The Merger shall become effective at such time as a properly executed Merger Certificate is duly accepted by the SDAT for filing pursuant to the MGCL, or such later time as Acquisition and the Company may agree upon and set forth in the Merger Certificate (not exceeding 30 days after the Merger Certificate is accepted for record; the time the Merger becomes effective being referred to herein as the "Effective Time").

         SECTION 2.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.5. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Acquisition in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Acquisition in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.6. DIRECTORS. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the next annual meeting of stockholders and until each such director's successor is duly elected or appointed and qualified; provided, however, that immediately following the Merger, the Board of Directors of the Surviving Corporation shall cause Thomas P. Rice to be elected a director of the Surviving Corporation.

         SECTION 2.7. OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

         SECTION 2.8. CONVERSION OF SHARES AND CONVERTIBLE PREFERRED STOCK.

         (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (excluding (i) any Shares held by any of the Company's subsidiaries and (ii) any

Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive the Per Share Amount in cash, without interest (the "Cash Merger Consideration"). At the Effective Time, each share of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding
(i) any shares of Convertible Preferred Stock held by any of the Company's subsidiaries and (ii) any shares of Convertible Preferred Stock held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become the right to receive the Cash Merger Consideration multiplied by the number of Shares into which such share of Convertible Preferred Stock is then convertible. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Cash Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

         (b) At the Effective Time, any outstanding Company options (other than stock options granted by the Company to employees, directors, officers or consultants), warrants, convertible preferred stock (other than the Convertible Preferred Stock) or other securities (collectively, the "Convertible Securities") that are convertible into, exercisable for or exchangeable for Shares and by their terms are not automatically converted into, exercised for or exchanged for the right to receive the Cash Merger Consideration as a result of the Merger shall thereafter represent only the right to receive the Cash Merger Consideration (minus any cash exercise or exchange price). In furtherance of the preceding sentence, the Company agrees to take all reasonable action to cause the terms of any such securities to provide for such conversion, exercise or exchange into the Cash Merger Consideration, including reasonable efforts to obtain the consent of the holders of any such Convertible Securities to agreements to amend the terms thereof to provide for such conversion, exercise or exchange.

         (c) At the Effective Time, each Share and each share of Series B Preferred Stock held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled and retired and will cease to exist and no payment shall be made with respect thereto.

         (d) At the Effective Time, each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         SECTION 2.9. PAYMENT OF CASH MERGER CONSIDERATION.

         (a) As of the Effective Time, Acquisition shall deposit in trust with such agent or agents as may be appointed by Parent and Acquisition and reasonably acceptable to the Company (the "Payment Agent") for the benefit of the holders of issued and outstanding Shares, the Convertible Preferred Stock and the Convertible Securities at the Effective Time (excluding (i) Shares held by any of the Company's subsidiaries and (ii) Shares or shares of Series B Preferred Stock held by Parent, Acquisition or any other subsidiary of Parent), an amount in cash equal to the aggregate amount necessary to pay the Cash Merger Consideration, together with an amount of cash sufficient to pay for the settlement of each Company Stock Option as described in Section 2.10(b) hereof (such cash is hereinafter referred to as the "Merger Fund") payable pursuant to
Section 2.8 and in settlement of each Company Stock Option pursuant to Section 2.10(b) in exchange for such issued and outstanding Shares. The Payment Agent shall, pursuant to irrevocable instructions, deliver the Cash Merger Consideration out of the Merger Fund only as provided in this Section 2.9. The Merger Fund shall not be used for any other purpose.

         (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Shares, Convertible Preferred Stock or Convertible Securities (the "Certificates") that were converted into the right to receive the Cash Merger Consideration pursuant to Section 2.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions on how to surrender the Certificates in exchange for the Cash Merger Consideration. Upon surrender to the Payment Agent of a Certificate for cancellation, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Payment Agent to deliver, a check representing the Cash Merger Consideration (less the exercise price, if any, of any Convertible Securities so surrendered) which such holder has the right to receive pursuant to the provisions of this Article 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares, Convertible Preferred Stock or Convertible Securities which is not registered in the transfer records of the Company, payment of the Cash Merger Consideration may be made to a transferee if the Certificate representing such Shares, Convertible Preferred Stock or Convertible Securities is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at all times and for all purposes after the Effective Time to represent only the right to receive upon such surrender the Cash Merger Consideration as contemplated by this Section 2.9.

         (c) In the event that any Certificate shall have been lost, stolen or destroyed, Parent shall cause the Payment Agent to issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Cash Merger Consideration as may be required pursuant to this Agreement; provided, however, that Acquisition or the Payment Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

         (d) All Cash Merger Consideration paid upon the surrender for exchange of Shares, Convertible Preferred Stock or Convertible Securities in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, Convertible Preferred Stock or Convertible Securities; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares, Convertible Preferred Stock or Convertible Securities in accordance with the terms of this Agreement, or prior to the date hereof and which remain unpaid at the Effective Time. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares, Convertible Preferred Stock or Convertible Securities which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article 2.

         (e) Any portion of the Merger Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for any portion of the Cash Merger Consideration.

         (f) Neither Acquisition nor the Company shall be liable to any holder of Shares, Convertible Preferred Stock or Convertible Securities for cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 2.10. STOCK OPTIONS.

         (a) At the Effective Time, each then outstanding option to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the Company's Second Incentive Stock Option Plan, Third Incentive Stock Option Plan, Fourth Incentive Stock Option Plan, Fifth Stock Incentive Plan and 1997 Directors' Stock Option Plan or otherwise issued to any employee, officer, director, consultant or former employee, officer, director or consultant (collectively, the "Option Plans"), whether vested or unvested, the exercise price of which is greater than the Cash Merger Consideration, shall be canceled and extinguished without consideration, and the Option Plans shall terminate as of the Effective Date.

         (b) At the Effective Time, each then outstanding Company Stock Option issued pursuant to the Option Plans that is vested as of the Effective Time, the exercise price of which is less than the Cash Merger Consideration shall be canceled and extinguished and shall become the right to receive an amount, without interest, in cash paid at the Effective Time equal to the excess, if any of the Cash Merger Consideration over the exercise price per Share of such Company Stock Option, less the amount of Taxes (as defined in Section 3.13(a)) required to be withheld under applicable Federal, state or local laws and regulations, multiplied by the number of Shares subject to such Company Stock Option, payable in accordance with the provisions of Section 2.9 of this Agreement.

         (c) At the Effective Time, each then outstanding Company Stock Option issued pursuant to the Option Plans or any other stock option plan, program, arrangement or agreement to which the Company or any of its subsidiaries is a party that is not vested as of the Effective Time, the exercise price of which is less than the Cash Merger Consideration shall be canceled and extinguished in consideration for a compensatory payment to be paid to the holder of such option at the time such option would otherwise have vested (provided that such holder is employed with the Company at such time of vesting and has not breached any of such holder's obligations under any applicable employment agreement with the Company or any Subsidiary) equal to an amount, without interest, in cash equal to the excess, if any of the Cash Merger Consideration over the exercise price per Share of such options that would otherwise have vested at such time. Notwithstanding the foregoing, the right to receive such payments shall vest in accordance with the terms of the applicable option agreement.

         (d) If and to the extent required by the terms of the Option Plans, or any other stock option plan, program, arrangement or agreement to which the Company or any of its subsidiaries is a party or the terms of any option granted thereunder, the Company shall cooperate with Parent and Acquisition in obtaining the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such options and to take any other action necessary to effect the foregoing provisions.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"), the Company hereby represents and warrants to each of Parent and Acquisition as of the date hereof as follows:

         SECTION 3.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

         (a) Each of the Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to qualify or to be in good standing would not have a Material Adverse Effect (as defined below) and has all requisite power and authority to own lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of the Company and each of its subsidiaries. When used in connection with the Company or its subsidiaries, the term

"Material Adverse Effect" means any change or effect (i) that is materially adverse to the business, properties, financial condition, or results of operations of the Company and its subsidiaries, taken as whole, or (ii) that would materially impair the ability of the Company to perform its obligations hereunder. Notwithstanding the foregoing, none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) changes or effects resulting from general changes in economic, market, regulatory or political conditions or changes in conditions or business practices generally applicable to the industries in which the Company and its subsidiaries operate; (ii) changes in the market price or trading volume of the Shares on the Nasdaq National Market or the delisting of the Shares on the Nasdaq National Market; or (iii) changes or effects resulting from the announcement or approval of the Offer and the Agreement or relating to the identity of or facts pertaining to Parent or Acquisition.

         (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

         SECTION 3.2. CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

         (a) The authorized stock of the Company consists of 14,984,490 shares of Class A common stock, par value $.01 per share (the "Shares"), of which, as of September 30, 2000, 5,681,156 Shares were issued and outstanding, and 15,510 shares of Series A-1 convertible preferred stock, par value $.01 per share (the "Convertible Preferred Stock"), of which, as of September 30, 2000, 14,511 shares were outstanding. All of the outstanding Shares have been validly issued and are fully paid and nonassessable, and free of preemptive rights granted by the Company. As of September 30, 2000, (i) 1,515,338 were reserved for issuance upon the exercise of outstanding Company Stock Options issued pursuant to the Option Plans and other stock option plans, or agreements to which the Company or any of its subsidiaries is a party, (ii) 967,448 Shares were reserved for issuance upon the conversion of the outstanding Convertible Preferred Stock, and
(iii) 123,370 Shares were reserved for issuance upon the exercise of the outstanding Warrants. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, since September 30, 2000, no shares of the Company's stock have been issued other than pursuant to Company Stock Options or other stock-based employee benefit plans of the Company and no options to acquire Shares have been granted other than pursuant to the Option Plans. Except as set forth above and in Section 3.2(a) of the Company Disclosure Schedule, as of the date hereof, there are issued, reserved for issuance, or outstanding (i) no shares of stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries and, except for the Series B Preferred Stock issuable upon exercise of the Option or as described in Section 3.2(a) of the Company Disclosure Schedule, no obligations of the Company or its subsidiaries to issue any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company, (iv) no bonds, debentures, notes or other indebtedness or obligations of the Company or any of its subsidiaries entitling the holders thereof to have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities entitling the holders thereof to have the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter, and (v) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). As of the date hereof, except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or its subsidiaries (absolute, contingent or otherwise) to repurchase, redeem or otherwise acquire any Company Securities. There are no Shares outstanding subject to rights of first refusal of the Company, nor are there any pre-emptive rights granted by the Company with respect to any Shares. Other than this Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or, except as set forth in Section 3.2(a) of the Company Disclosure Schedule, registration of any shares of stock of the Company.

         (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any stock or other ownership interests in, or any other securities, of any subsidiary of, the Company. Except as set forth in
Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any restrictions on the right to vote or sell the same except as may be provided as a matter of law).

         (c) The Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Exchange Act.

         SECTION 3.3. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except, if required by law, the approval and adoption of this Agreement and the Merger by the holders of the outstanding Shares and the filing of the Merger Certificate with the SDAT, and the filing of Articles Supplementary with respect to the Series B Preferred Stock. The Board has taken all action necessary under the MGCL to prevent this Agreement and the transactions contemplated hereby from being governed by the provisions of Subtitles 6 and 7 of Title 3 of the MGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by any applicable conservator, receivership, bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 3.4. SEC REPORTS; FINANCIAL STATEMENTS; ACCOUNTING PROCEDURES.

         (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the SEC since March 31, 1999, each of which has complied (as of its respective date) in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present in all material respects in conformity with generally accepted accounting principles in the United States as in effect from time to time and applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC and subject to normal year-end adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

         (b) The Company has heretofore made available to Acquisition or Parent a complete and correct copy of all previously filed Company SEC Reports and will promptly make available to Acquisition or Parent any Company SEC Reports filed hereafter and any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC to Company SEC Reports, including any agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

         (c) The Company and its subsidiaries maintain a system of internal accounting controls, policies and procedures sufficient to ensure that all transactions relating to their business are executed in conformity in all material respects with the applicable rules, regulations, directives and instructions of governmental and regulatory authorities, and in a manner as to permit preparation of financial statements to maintain accountability for the Company's assets.

         SECTION 3.5. INFORMATION SUPPLIED. None of the information supplied by the Company in writing for inclusion or incorporation by reference in the Offer Documents, Schedule 14D-9, any other tender offer materials, Schedule 14A or 14C, or the proxy statement or information statement ("Proxy Statement") relating to the Offer or any meeting to be held in connection with the Merger (all of the foregoing documents, as amended or supplemented, collectively, the "Disclosure Statements") will, at the date each and any of the Disclosure Statements is mailed to stockholders of the Company, the date on which any such document is filed with the SEC and, when applicable, and at the time of the meeting of stockholders of the Company to be held, if necessary, in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to information supplied in writing by Parent or Acquisition for inclusion in the Disclosure Statements. The Proxy Statement, if any, filed by the Company and Schedule 14D-9 will comply as to form in all material respects with all provisions of applicable law.

         SECTION 3.6. CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Section 3.6 of the Company Disclosure Schedule and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (a) the Exchange Act, (b) state securities laws ("Blue Sky Laws") or take-over laws, (c) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (d) the filing and recordation and acceptance for record by SDAT of the Articles Supplementary with respect to the Series B Preferred Stock and Merger Certificate, each as required by the MGCL, or (e) approval by the Company's lenders and bondholders, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal, or administrative governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 3.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) except as set forth in Section 3.6 of the Company Disclosure Schedule or in this Section 3.6 violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches, defaults or rights of termination, amendment, cancellation or acceleration or

Liens which would not have a Material Adverse Effect.

         SECTION 3.7. NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES. Except to the extent publicly disclosed in the Company's SEC Reports, as of March 31, 2000, none of the Company or any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto) or which would have a Material Adverse Effect and since such date, the Company has incurred no such liability or obligation, which would have a Material Adverse Effect, other than in the ordinary course of business consistent with past practice.

         SECTION 3.8. LITIGATION; DISPUTES. As of the date hereof (i) there is no suit, claim, action, proceeding or investigation pending or, to the Company's Knowledge (as defined below), threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that individually or in the aggregate would have a Material Adverse Effect; (ii) none of the Company or its subsidiaries nor any property or asset of the Company or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree; and (iii) there is no claim or dispute between the Company and any customer or supplier and, to the Company's knowledge, no basis for any such claim or dispute, that individually or in the aggregate would have a Material Adverse Effect. For purposes of this Agreement, the term "Knowledge" with respect to the Company means the actual knowledge of any of the officers and other employees of the Company identified in Exhibit C hereto.

SECTION 3.9. COMPLIANCE WITH LAWS.

         (a) The Company and its subsidiaries have complied in all material respects with all applicable laws, rules, regulations, ordinances and codes, whether federal, state, local or foreign including, without limitation, all laws and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious, age and other prohibited discrimination, and all other labor laws, including without limitation the Family and Medical Leave Act.

         (b) As to each product subject to the jurisdiction of the Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder ("FDC Act") and the Public Health Services Act, as amended ("PHS Act"), and the regulations thereunder, and each product subject to the jurisdiction of the Drug Enforcement Administration ("DEA") under the Controlled Substance Act, as amended, and Controlled Substances Import and Export Act, as amended ("CS Act") and the regulations thereunder (each such product, a "Product") that is either manufactured, packaged, labeled or tested by the Company and its subsidiaries, such Product is being manufactured, packaged, labeled or tested in compliance with all the requirements under the FDC Act, PHS Act and the CS Act, and similar laws, rules and regulations relating to premarket clearance, licensure, or application, approval, good manufacturing practices, quotas, labeling, record keeping and filing of reports except where the failure to be in compliance would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports or as set forth in
Schedule 3.9(b), since January 1, 1999, neither the Company nor any of its subsidiaries has received any notice, warning letter or other communication from FDA, DEA or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, sale of, controlled substance scheduling of and quotas for, or the labeling and promotion of any Product described in this Section 3.9(b) or (ii) otherwise alleging any violation of any laws, rules or regulations by the Company or any subsidiary, and which would have a Material Adverse Effect on the Company.

         (c) Except as set forth in Schedule 3.9(c), since January 1, 1999, no Products of the Company or any of its subsidiaries have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by the Company or any subsidiary in the United States (whether voluntary or otherwise) which would have a Material Adverse Effect on the Company.

         (d) As to each Product of the Company or its subsidiaries for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, investigational new animal drug application, new animal drug application, or abbreviated or supplemental new animal drug application, registration or quota issued by the DEA, or similar state or foreign regulatory application has been approved, the Company and any subsidiary are in compliance with 21 U.S.C., (Section) 355, 360b, 42 U.S.C., (Section) 351, and 21 U.S.C.
(Section) 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.,
respectively, and similar laws and all terms and conditions of such applications, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. As to each such application or other submission that the Company or any subsidiary has submitted to, but not yet gained approval or the permission from FDA or DEA, the Company has provided all additional information and taken all additional action reasonably required by the FDA or DEA in connection with the application or submission. In the Company's good faith opinion, there are no facts or circumstances that would reasonably be expected to delay, in any material respect, outside the ordinary course of business, or prevent approval of any pending applications or other submissions to FDA or DEA. As to each such Product, the Company and its subsidiaries have included in the application for such Product where required, the certification described in 21 U.S.C. (Section) 335a (k)(1) or any similar law and the list described in 21 U.S.C. (Section) 335(k)(2) or any similar law, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter. In addition, the Company and its subsidiaries are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. (Section) 360 and 21 C.F.R. Part 207 and all similar laws except where the failure to be in compliance would not have a Material Adverse Effect on the Company.

         (e) Each article of any Product manufactured and released and/or distributed by the Company or its subsidiaries is not adulterated within the meaning of 21 U.S.C. (Section) 351 (or similar laws) or misbranded within the meaning of 21 U.S.C. (Section) 352 (or similar laws), except where such failure in compliance with the foregoing would not have a Material Adverse Effect on the Company.

         (f) Neither the Company nor its subsidiaries, or any officer, employee or agent or the Company or any subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10,
1991) or any similar policy. Neither the Company nor any subsidiary, nor any officer, employee or agent of the Company or any subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. (Section) 335a (a) or any similar law or authorized by 21 U.S.C. (Section) 335a(b) or any similar law.

         (g) Except as set forth on Schedule 3.9(g), since January 1, 1999, neither the Company nor its subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension or, seizure or, change the quotas for controlled substances, or change the controlled substances schedules of any Product of the Company or its subsidiaries, or commenced, or threatened to initiate, any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree or Permanent Injunction with the Company or any subsidiary which would have a Material Adverse Effect on the Company.

         (h) The Company and its subsidiaries, except where the failure be in compliance would not have a Material Adverse Effect on the Company, are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations.

         (i) To the best knowledge of the Company, there are no violations by the Company or its subsidiaries of the FDC Act including Current Good Manufacturing Practices, the CS Act or any other legislation or regulation promulgated by any other U.S. federal or state Governmental Entity that reasonably might be expected to result in the revocation, cancellation, suspension, limitation or adverse modification of any FDA permit, in criminal liability or in cancellation of any substantial customer contract.

         (j) All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of the Company and its subsidiaries are not in violation of the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211, except where the failure to be in compliance would not have a Material Adverse Effect on the Company.

         (k) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials or Products of the Company or any subsidiary.

         (l) The Company has provided or made available to Parent all documents in its possession or the possession of its subsidiaries concerning communication to or from FDA or DEA, or prepared by FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

         SECTION 3.10. LICENSES AND PERMITS. The Company or the applicable subsidiary has obtained all licenses, permits, qualifications, franchises and other governmental authorizations and approvals, including, without limitation, from the FDA and DEA and, as applicable, approvals by the FDA and DEA required in order for it to conduct its business as currently conducted. Each such license, permit, qualification, franchise and other authorization is in full force and effect and will remain in full force and effect immediately after the Effective Time and shall not be violated, affected or impaired by, or require any further action to remain effective as a result of the Closing. No material violation exists in respect of any such license, permit, qualification, franchise, authorization or approval. No proceeding is pending, or to the Company's Knowledge, threatened to revoke or limit any such license, permit, qualification, franchise, authorization or approval.

         SECTION 3.11. EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

         (a) Section 3.11(a) of the Company Disclosure Schedule sets forth each plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material agreement, arrangement or commitment that is an employment or consulting agreement (other than non-executive employment agreements), executive or incentive compensation plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, employee stock option or stock purchase plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, severance, vacation, holiday or other bonus plans, currently maintained by the Company or any of its subsidiaries (or any entity that is or was at the relevant time treated as a single employer with the Company or any of its subsidiaries under Section 414(b), (c), (m), or (o) of the Code ("ERISA Affiliate")) for the benefit of any present or former employees, officers or directors of the Company, any of its subsidiaries or ERISA Affiliates ("Company Personnel") or with respect to which the Company or any of its subsidiaries or ERISA Affiliates has liability or makes or has an obligation to make contributions (each such plan, agreement, arrangement or commitment set forth in Section 3.11(a) of the Company Disclosure Schedule being hereinafter referred to as a "Company Employee Plan").

         (b) The Company has made available to the Parent (i) copies of all Company Employee Plans or in the case of an unwritten plan, a written description thereof, (ii) copies of the most recent annual, financial and, if applicable, actuarial reports and Internal Revenue Service determination letters relating to such Company Employee Plans and (iii) copies of the most recent summary plan descriptions relating to such Company Employee Plans and distributed to Company Personnel.

         (c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there are no Company Personnel who are entitled to any medical, dental or life insurance benefits to be paid under any Company Employee Plans after termination of employment other than as required by Section 601 of ERISA,
Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), or applicable state law.

         (d) Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) unfunded.

         (e) All contributions or payments due with respect to any periods prior to the Closing Time under any Company Employee Plan have been or will be timely made or appropriate charges have been made on the financial statements. Each Company Employee Plan by its terms and operation is in compliance in all material respects with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended). The Company has obtained a favorable determination as to the qualification under Section 401(a) (and 401(k) where applicable) of each Company Employee Plan that is a tax-qualified employee pension benefit plan from the IRS. To the Company's Knowledge, nothing has occurred since the date of each such determination that would adversely affect such tax qualification.

         (f) There are no actions, suits or claims pending or, to the Company's Knowledge, threatened (other than routine non-contested claims for benefits), against any Company Employee Plan or, to the Company's Knowledge, any administrator or fiduciary of any such Company Employee Plan. As to each Company Employee Plan for which an annual report is required to be filed under ERISA or the Code, all such filings (including Forms 5500 and all schedules) have been made on a timely basis, in accordance with all applicable requirements. No Company Employee Plan is a defined benefit plan under Section 3(35) of ERISA.

         (g) Neither the Company, any of its subsidiaries nor any ERISA Affiliate maintains or has maintained, contributes to or has contributed to or is or has been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA), any plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA, or any plan subject to the minimum funding requirements of Section 412 of the Code.

         (h) Neither the Company nor any of its subsidiaries (nor, to the Company's Knowledge, any other Person, including any fiduciary) has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) or committed any breach of fiduciary duty, which would subject any of the Company Employee Plans (or their trusts), the Company, any of its subsidiaries or ERISA Affiliates, to any material tax or penalty or other material liability imposed under the Code or ERISA.

         (i) None of the assets of the Company Employee Plans that are subject to ERISA is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA.

         (j) Except as disclosed in Section 3.11(j) of the Company Disclosure Schedule or otherwise provided in this Agreement, the transactions contemplated by this Agreement (either alone or together with any other transaction(s) or event(s)) will not (i) entitle any Company Personnel to severance pay under any Company Employee Plan, (ii) accelerate the time of payment or vesting or materially increase the amount of benefits due under any Company Employee Plan or compensation to any Company Personnel, (iii) result in any payments (including parachute payments) under any Company Employee Plan becoming due to any Company Personnel, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Employee Plan.
Section 3.11(j) of the Company Disclosure Schedule sets forth, for each employee of the Company or any of its subsidiaries that will receive any parachute payment within the meaning of Section 280G of the Code.

         (k) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to any Company Personnel. There is no pending or, to the Company's Knowledge, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries. There is no labor union representing any of the Company's employees or, to the Company's Knowledge, any organizational effort currently being made on behalf of any labor organization to organize any such employees. Neither the Company nor any of its subsidiaries nor their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no pending or, to the Company's Knowledge, threatened charge or complaint against the Company or its subsidiaries by the National Labor Relations Board or any comparable state governmental agency. To the Company's Knowledge, the Company and its subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting employment, employment practices, labor relations, employment discrimination, safety and health, wages, hours and terms and conditions of employment.

         (l) All individuals who are performing or have performed services for the Company or any affiliate thereof, whether as consultants, contractors, agents or otherwise, and are or were classified by the Company or any affiliate as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable. The Company has fully complied with and is not in default or violation of any law, statute, rule, regulation or requirement applicable to such individual. Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, there is no pending or, to the Company's Knowledge, threatened claim against the Company by or on behalf of any such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Entity. To the Company's Knowledge, there is no labor union representing any such individuals or, to the Company's Knowledge, any organizational effort currently being made on behalf of any labor organization to organize any such individuals.

         SECTION 3.12. ENVIRONMENTAL LAWS AND REGULATIONS.

         (a) Except as publicly disclosed in the Company SEC Reports, (i) the Company and its subsidiaries are in material compliance with all applicable federal, state, local and foreign laws and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of the natural environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and activities or conditions relating thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect, which compliance includes but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) none of the Company or its subsidiaries has received written notice of or, to the Company's Knowledge, is the subject of any Environmental Claim (as defined below) that would have a Material Adverse Effect or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law; and (iii) to the best of the Company's knowledge, none of the Company's owned or leased real properties contains any Hazardous Material (as defined in any Environmental Law) including, without limitations, any asbestos.

         (b) Except as disclosed in the Company SEC Reports, there is no action, cause of action, claim, investigation, demand or written notice by any Person alleging liability under or non-compliance by the Company with any Environmental Law (an "Environmental Claim") that is pending or, to the Company's Knowledge, threatened against the Company or its subsidiaries which would have a Material Adverse Effect.

         SECTION 3.13. TAXES.

         (a) For purposes of this Agreement: (i) "Tax" or "Taxes" means any taxes, charges, fees, levies, or other assessments imposed by any U.S. or foreign governmental entity, whether national, state, county, local or other political subdivision, including, without limitation, all net income, gross income, sales and use, rent and occupancy, value added, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties on or additions to any such taxes (and includes taxes for which the Company and/or any of its subsidiaries, as the case may be, may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity, or under Treasury Regulation Section 1.1502-6 or any similar provision of foreign, state or local law), provided, however, that to the extent that the following representations relate to state and local sales taxes or lodging taxes, such representations are limited to the Company's Knowledge; and (ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, group, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries.

         (b) The Company and each of its subsidiaries, and any affiliated or combined group of which the Company or any of its subsidiaries is or was a member for applicable Tax purposes, have (i) filed all federal income and all other Tax Returns required to be filed by applicable law and all such federal income and other Tax Returns (A) reflect the liability for Taxes of the Company and each of its subsidiaries, and (B) were filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Closing Time will pay within the time and in the manner prescribed by law) all Taxes that were or are due and payable as set forth in such Tax Returns.

         (c) Each of the Company and, where applicable, the Company's subsidiaries has established (and until the Closing Time will maintain) on its books and records reserves adequate to pay all Taxes of the Company or such respective subsidiary, as the case may be, in accordance with GAAP, which are reflected in the most recent consolidated financial statements of the Company and its subsidiaries contained in the Company SEC Documents, as applicable, to the extent required by GAAP.

         (d) Neither the Company nor any subsidiary thereof has requested any extension of time within which to file any income, franchise or other Tax Return, which Tax Return has not been filed as of the date hereof.

         (e) Neither the Company nor any subsidiary thereof has executed any outstanding waivers or comparable consents that will be in effect after the Effective Time regarding the application of the statute of limitations with respect to any income, franchise or other Taxes or Tax Returns.

         (f) No deficiency for any Tax which, alone or in the aggregate with any other deficiency or deficiencies, would exceed $25,000, has been proposed, asserted, or assessed in writing against the Company and/or any subsidiary thereof that has not been resolved and paid in full or otherwise settled, no audits or other administrative proceedings are presently in progress or pending or threatened in writing with regard to any Taxes or Tax Returns of the Company and/or any subsidiary thereof, and no written claim is currently being made by any authority in a jurisdiction where any of the Company or any subsidiary thereof, as the case may be, does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

         (g) Neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of the payment of, or liability for, Taxes.

         (h) The Company does not constitute and for the past five years has not constituted a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         SECTION 3.14. PROPERTIES. Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its subsidiaries has good and marketable title to all properties, assets and rights shown on its balance sheet or its last Company SEC Report prior to the date hereof as being owned by it and valid leasehold interests in all material properties and assets (whether real, personal or mixed) leased by it (collectively, the "Company Assets"). With respect to owned Company Assets, there are no liens, encumbrances, defects in title, easements or rights of third parties (except routine easements or rights-of-way that do not adversely affect title to, or the value of, any such Company Assets) except as shown on the Company's balance sheet or latest Company SEC Report prior to the date hereof. With respect to leased Company Assets, there are no security deposits or portions thereof that have been applied in respect of a breach or default under the applicable lease which has not been redeposited in full, and neither the Company nor any of its subsidiaries has mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein except in the ordinary course of business. There are no pending or, to the Company's Knowledge, threatened condemnation proceedings against or affecting any material Company Assets.

         SECTION 3.15. MATERIAL CONTRACTS AND COMMITMENTS.

         (a) Section 3.15 of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the following contracts, agreements and commitments, whether oral or written ("Contracts"), to which the Company or any of its subsidiaries is a party or by which any of them or any of their material Company Assets is bound, as each such contract or commitment may have been amended, modified or supplemented:

              (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

              (ii) any agreement for the lease of real property;

              (iii) any agreement (or group of related agreements) or indemnity under which the Company or any of its subsidiaries has created, incurred, assumed or guaranteed any debt including without limitation any indebtedness for borrowed money, warehouse lines of credit, or any capitalized lease or purchase money obligation (except for intercompany obligations);

              (iv) any agreement under which the Company or any of its subsidiaries has granted a lien, pledge, security interest or other encumbrance upon any of its material assets;

              (v) any agreement under which the Company or any of its subsidiaries has an obligation to indemnify a director, officer or employee;

              (vi) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis other than oral retainers of professionals terminable at will except for employment agreements of employees with a salary of less than $100,000 who have signed the Company's or any of its subsidiaries' standard form employment agreement;

              (vii) any agreement concerning confidentiality or noncompetition given by the Company other than those agreements (A) with employees on the Company's standard form employment agreements, (B) related to Company Stock Options, (C) entered into with any Person in connection with the proposed sale of the Company and (D) that do not materially restrict the manner in which the Company or any of its subsidiaries conduct its business;

              (viii) any other plan, contract or arrangement, whether formal or informal, which involves direct or indirect compensation (including bonus, stock option, severance, golden parachute, deferred compensation, special retirement, consulting and similar agreements) for the benefit of one or more of the current or former directors, officers or employees of the Company (other than Company Employee Plans described in Section 3.11(a)); and

              (ix) any guaranty or suretyship, performance bond or contribution agreement.

         (b) The Company has heretofore made available to the Parent true and complete copies of all of the Contracts required to be set forth in Section 3.15 of the Company Disclosure Schedule and all ongoing material contracts with its customers. As to the Company, and to the Company's knowledge as to other parties thereto, each such Contract is a valid and binding agreement of the Company or one of its subsidiaries in accordance with its terms, and is in full force and effect (except as set forth in Section 3.15 of the Company Disclosure Schedule), except where the failure to be valid and binding and in full force and effect would not individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default with respect to any such Contract, nor (to the Company's Knowledge) does any condition exist that with notice or lapse of time or both would constitute such a default thereunder or permit any other party thereto to terminate such Contract, except as would not have a Material Adverse Effect. To the Company's Knowledge, no other party to any such Contract is in default in any respect with respect to any such Contract, which would have a Material Adverse Effect. No party has given any written notice to the Company or any of its subsidiaries (i) of termination or cancellation of any such Contract or (ii) that it intends to assert a breach of any such Contract, whether as a result of the transactions contemplated hereby or otherwise, which would have a Material Adverse Effect. Each Contract identified in Section 3.15 of the Company Disclosure Schedule in response to any item under this Section 3.15 shall be deemed incorporated by reference to all other items in this Section 3.15.

         SECTION 3.16. INTELLECTUAL PROPERTY.

         (a) Certain Definitions. When used in this Section 3.16, the following capitalized terms shall have the following meanings:

              (i) the term "Intellectual Property Rights" means intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:

                   (A) fictitious business names, trade names, registered and unregistered trademarks and service marks and logos (including any Internet domain names), and applications therefor (collectively, "Marks");

                   (B) patents, patent rights and all applications therefor, including any and all continuation, divisional, continuation-in-part, or reissue patent applications or patents issuing thereon (collectively, "Patents"); and

                   (C) know-how, inventions, discoveries, concepts, ideas, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists, in each case to the extent not included in the foregoing subparagraphs (A) or (B) (collectively, "Trade Secrets");

              (ii) the term "Intellectual Property Assets" means all Intellectual Property Rights owned or licensed by the Company necessary to the conduct of the Company's business, and all further uses of the terms Marks, Patents, Copyrights, and Trade Secrets in this Section 3.16 shall mean Marks, Patents, Copyrights, and Trade Secrets that are Intellectual Property Assets; and

              (iii) the term "Software" means any and all (w) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (z) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case developed or licensed by the Company necessary for the conduct of its business as currently conducted, specifically excluding those items prepared for customers in the operation of the Company's business for which the customer contractually has vested title.

         (b) Marks. Section 3.16(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered, pending applications for registration of any Marks and material unregistered Marks, in each case owned by the Company and used by the Company in its business as presently conducted ("Company Marks"). Except as may be set forth in Section 3.16(b) of the Company Disclosure Schedule and as would not have an Material Adverse Effect:

              (i) the Company owns all right, title and interest in each of the Company Marks, free and clear of any and all liens and encumbrances (subject to written licenses granted in the ordinary course of business), and the Company has not received any written notice or claim challenging the Company's exclusive and complete ownership of such Company Marks;

              (ii) the Company Marks are valid and enforceable and the Company has not received any written notice or claim challenging the validity or enforceability of any such Company Marks;

              (iii) to the Company's Knowledge, the Company has not taken any action (or failed to take any action), that would result in the forfeiture, relinquishment, or unenforceability of any of the Company Marks or any of the Company's rights therein;

              (iv) except with respect to licensing arrangements, business relationships, advertisements or publicity in each case made in writing in the ordinary course of business, the Company has not granted to any Person any right, license or permission to use any of the Company Marks; and

              (v) to the Company's Knowledge, there has been no prior use of any Company Marks by any third party which would confer upon such third party superior rights in such Company Marks.

         (c) Owned Patents. The Company does not own any right, title or interest in any Patents.

         (d) Owned Copyrights. Except as may be set forth in Section 3.16(d) of the Company Disclosure Schedule and as would not have an Material Adverse
Effect:

              (i) the Company is the owner of all right, title and interest in and to each of the copyrights used by the Company in its business as presently conducted other than those as to which the rights being exercised by the Company have been licensed from another Person (collectively, the "Owned Copyrights"), free and clear of any and all liens and encumbrances (subject to written licenses granted in the ordinary course of business), and the Company has not received any written notice or claim challenging the Company's complete and exclusive ownership of all Owned Copyrights;

              (ii) the Company has not received any written notice or claim challenging or questioning the validity or enforceability of any of the Owned Copyrights or indicating an intention on the part of any Person to bring a claim that any Owned Copyright is invalid, is unenforceable or has been misused and, to the Company's Knowledge, no Owned Copyright otherwise has been challenged or threatened in any way;

              (iii) to the Company's Knowledge, the Company has not taken any action (or failed to take any action), that would result in the unenforceability of any of the Owned Copyrights; and

              (iv) to the Company's Knowledge, no other Person has infringed or is infringing on any of the Owned Copyrights.

         (e) Trade Secrets. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of all of the Company's Trade Secrets ("Company Trade Secrets"). Except as may be set forth in Section 3.16(e) of the Company Disclosure Schedule and as would not have an Material Adverse
Effect:

              (i) the Company has the absolute and unrestricted right to use all of the Company Trade Secrets and none of the Company Trade Secrets is subject to any liens or encumbrances (subject to written licenses granted in the ordinary course of business), and the Company has not received any written notice or claim challenging the Company's absolute and unrestricted right to use all of the Company Trade Secrets;

              (ii) none of the Company Trade Secrets has been, or is to the Company's Knowledge, alleged to have been, misappropriated from, any other Person and to the Company's Knowledge none of the Company Trade Secrets infringes, violates or conflicts with, or is to the Company's Knowledge, alleged to infringe, violate or conflict with, any Intellectual Property Right of any third party; and

              (iii) except under appropriate confidentiality obligations that, to the Company's Knowledge, have been fully observed and performed, to the Company's Knowledge, there has been no disclosure by the Company of Company Trade Secrets.

         (f) Software. The Company does not own or license any material Software (excluding licensed software that is contained in standard desktop applications and is available through commercial distributors or in consumer retail stores).

         (g) Sufficiency of Owned and Licensed Intellectual Property. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule and as would not have an Material Adverse Effect, the Company has all of the Intellectual Property Rights necessary for the conduct of the Company's business as presently conducted and all of the Intellectual Property Rights necessary to operate such business after the Closing in substantially the same manner as such business heretofore has been operated by the Company.

         (h) Employee Confidentiality Agreements. Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, all current and former employees, contractors and consultants of the Company have entered into confidentiality, invention assignment and proprietary information agreements with the Company where appropriate, except as would not have an Material Adverse

Effect. The carrying on of the Company's business as currently conducted by the employees, contractors and consultants of the Company does not, to the Company's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or to the Company's Knowledge, constitute a default under, any contract, covenant or instrument under which any of such employees, contractors or consultants or the Company is now obligated.

         SECTION 3.17 STOCK OPTIONS. Section 3.17 of the Company Disclosure Schedule sets forth the total number of options outstanding, the number of vested options outstanding and the range of expiration dates for such options. The Company has provided Parent or Acquisition the following information concerning each of the Company Personnel that has been granted Company Stock
Options: the date of each such grant, the total number of Shares for which the Company Stock Options are exercisable, the number of Shares for which unvested options are exercisable and the exercise price of all vested and unvested Company Stock Options.

         SECTION 3.18. INSURANCE. The Company and its subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting business or owning or leasing assets similar to those conducted, owned or leased by the Company and its subsidiaries, except where the failure to obtain or maintain such insurance would not have a Material Adverse Effect.

         SECTION 3.19. BROKERS. No broker, finder or investment banker (other than Arnhold and S. Bleichroeder, Inc., the Company's financial adviser, a true and correct copy of whose entire engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND ACQUISITION

         Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

         SECTION 4.1. ORGANIZATION.

         (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change or effect that would materially impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

         (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

         SECTION 4.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders' Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stockholders' Agreement, and the consummation of the transactions contemplated hereby and thereby including the Offer and the purchase of all Shares tendered pursuant thereto have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement and the Stockholders' Agreement or to consummate the transactions contemplated hereby and thereby including the Offer and the purchase of all Shares tendered pursuant thereto. This Agreement and the Stockholders' Agreement each have been duly and validly executed and delivered by each of Parent and Acquisition and each constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, except as such enforceability may be limited by any applicable conservator, receivership, bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

         SECTION 4.3. INFORMATION SUPPLIED. None of the information supplied by Parent or Acquisition in writing for inclusion in any of the Disclosure Statements will, at the respective times that the Offer Documents, the Proxy Statement (if necessary) and the Schedule 14D-9 and any amendments of or supplements to any of the foregoing are filed with the SEC and are first published or sent or given to holders of Shares, and in the case of any required Proxy Statement, at the time that it or any amendment thereof or supplement thereto is mailed to the Company's stockholders, at the time of the Stockholders' Meeting or the written consent of the stockholders, if either is required, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is made by Parent or Acquisition with respect to information supplied by the Company for inclusion in the Offer Documents. The Offer Documents shall comply in all material respects as to form with applicable federal securities laws.

         SECTION 4.4. FINANCING; SHARE OWNERSHIP. Parent has received and accepted a loan commitment (the "Loan Commitment") from Bank of Novia Scotia (the "Bank"), under which the Bank has agreed to make a term loan to Parent in an amount sufficient to enable Acquisition to (i) purchase all Shares, Convertible Preferred Stock and Warrants, (ii) settle all Company Stock Options,
(iii) exercise the Option, and (iv) pay all related fees and expenses, all in the manner described in this Agreement. Parent will make the proceeds of such term loan available to Acquisition when required for the performance of its obligations hereunder, including, without limitation, Acquisition's exercise of the Option. As of the date hereof, Parent and Acquisition do not beneficially own any Shares.

         SECTION 4.5. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, HSR Act and the filing and acceptance for record or recordation of the Merger Certificate as required by the MGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement and the Stockholders' Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby and thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement and the Stockholders' Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar charter or organizational documents) of Parent or Acquisition, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Parent Material Adverse Effect.

         SECTION 4.6. BROKERS AND FINDERS. Each of Parent and Acquisition represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         SECTION 4.7. NATURE AND INTERIM OPERATIONS OF ACQUISITION. Acquisition is a wholly owned, direct subsidiary of the Parent and was formed on October 4, 2000 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                    ARTICLE 5

                                    COVENANTS

         SECTION 5.1. INTERIM OPERATIONS. From the date of this Agreement until the Tender Offer Purchase Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless the Parent has consented in writing thereto, the Company shall, and shall cause each of its subsidiaries to:

         (a) conduct its business and operations only in the ordinary course of business consistent with past practice;

         (b) use reasonable efforts to preserve intact the business, organization, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain their existing relationships with customers, suppliers and other Persons having business dealings with them;

         (c) use reasonable efforts to keep in full force and effect adequate insurance coverage and maintain and keep its material Company Assets in good repair, working order and condition, normal wear and tear excepted;

         (d) not amend or modify its respective Articles of Incorporation, Bylaws or other charter or organizational documents, except that the Company shall file Articles Supplementary with respect to the Series B Preferred Stock with the SDAT;

         (e) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber or agree or commit to issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any of its subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than issuances of Shares or, in the case of clause (iv), shares of Series B Preferred Stock (i) exercise of Company Stock Options granted prior to the date of this Agreement to directors, officers, employees and consultants of the Company in accordance with the Option Plans as currently in effect; (ii) conversion of the Convertible Preferred Stock, (iii) exercise of the Warrants and (iv) exercise by Acquisition of the Option);

         (f) not (i) split, combine or reclassify any shares of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its stock or (ii) in solely the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's stock, repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries, except that the Company may pay an aggregate dividend of $43,533.00 on the Convertible Preferred Stock on November 12, 2000 and as contemplated by Section 2.10 with respect to settlement of Company Stock Options;

         (g) except as contemplated by Section 2.10, not amend or otherwise modify the terms of any Company Stock Options or the Option Plans, the effect of which shall be to make such terms more favorable to the holders thereof or Persons eligible for participation therein;

         (h) not (i) increase the compensation payable or to become payable to any directors, officers or employees of the Company or any of its subsidiaries except arrangements in connection with employee transfers and agreements with new employees having a salary of greater than $85,000, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer or employee (other than in the ordinary course of business of the Company or any of its subsidiaries except that the Company may enter into new employment agreements with each of Messrs. Thomas P. Rice and John T. Botek ("Management Employment Agreements") in the form attached hereto as Exhibits D and E, respectively, with such changes thereto as may be approved by Parent), or (iii) establish, adopt, enter into or amend in any material respect or take action to accelerate, any material rights or material benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (except as contemplated by Section 2.10), restricted stock (except to the extent described in existing employment agreements), pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer or employee (other than in the ordinary course of business) of the Company or any of its subsidiaries;

         (i) not acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock, equity securities or interests, or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of any other Person outside the ordinary course of business consistent with past practice or any interest in any real properties (other than in the ordinary course of business);

         (j) not incur, assume or guarantee any indebtedness for borrowed money (including draw-downs on letters or lines of credit) or issue any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (i) renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $1,000,000 in the aggregate; (ii) incurring indebtedness for borrowed money in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $1,000,000 or
(iii) advances in the ordinary course pursuant to (A) working capital lines of credit in an amount not to exceed $1,000,000 in the aggregate and (B) warehouse lines of credit set forth in Section 3.15(a)(v) of the Company Disclosure Schedule, or any renewal or replacement thereof;

         (k) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any material properties or assets of the Company or any of its subsidiaries, other than in the ordinary course of business;

         (l) not authorize or make any capital expenditures (including by lease) in excess of $100,000 in the aggregate other than the ordinary course of business for the Company and all of its subsidiaries;

         (m) not make any material change in any of its accounting or financial reporting (including tax accounting and reporting) methods, principles or practices, except as may be required by a change in law or in GAAP;

         (n) not make any material tax election or settle or compromise any material United States or foreign tax liability;

         (o) except in the ordinary course of business consistent with past practice, not amend, modify or terminate any material Contract or waive, release or assign any material rights or claims thereunder;

         (p) other than in the ordinary course of business, not enter into contracts that reasonably would involve financial obligations by the Company exceeding $100,000;

         (q) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

         (r) fail to report any facts, circumstance or events that has resulted in any insurance claims that, individually or in the aggregate, would have a Material Adverse Effect; and

         (s) except as to subsections (a), (b) and (c) of Section 5.1, not agree or commit in writing or otherwise to do any of the foregoing.

         SECTION 5.2. STOCKHOLDERS' MEETING; ACTION BY CONSENT.

         (a) The Company, acting through the Board, shall, if required for the Merger under the MGCL:

              (i) duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting"), to be held as soon as practicable after the Tender Offer Purchase Time for the purpose of considering and taking action upon this Agreement using a record date, to the extent practicable, that is a day on which the Shares are listed on the Nasdaq National Market;

              (ii) except as otherwise permitted under Section 5.4, include in the Proxy Statement (A) the recommendation of the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and (B) a statement that the Board believes that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders; and

              (iii) except as otherwise permitted under Section 5.4, use reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement, if any, and, after consultation with Parent and Acquisition, cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the Tender Offer Purchase Time, and (B) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby. At such meeting, Parent and Acquisition will, and will cause their affiliates to, vote all Shares owned by them in favor of approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

              (b) Notwithstanding subsection (a), if Acquisition acquires Shares and shares of Series B Preferred Stock together representing at least ninety percent (90%) of the votes entitled to be cast on the Merger, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the purchase of the Shares pursuant to the Offer without a Stockholders' Meeting in accordance with Section 3-106 of the MGCL.

         SECTION 5.3. TERMINATION OF REGISTRATION OF SHARES. The Company, acting through its Board, at the earliest practicable time following the Tender Offer Purchase Time and as soon as the number of holders of record of the Shares is fewer than 300, shall take all steps necessary or appropriate to terminate registration of the Shares under the Exchange Act, including without limitation the filing of Exchange Act Form 15 with the SEC and of a notice to the Nasdaq National Market to delist the Shares.

         SECTION 5.4. OTHER POTENTIAL ACQUIRERS.

         (a) The Company and its subsidiaries shall, and shall direct and use their reasonable best efforts to cause its affiliates and their respective officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). The Company and its subsidiaries shall and shall direct and use their reasonable best efforts to cause their respective officers, directors, employees, representatives or agents not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any Person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that nothing herein shall prevent the Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; and provided further, that notwithstanding the foregoing, if, prior to the Tender Offer Purchase Time, the Company receives a "Potential Proposal" (defined as an unsolicited Superior Proposal (defined below) or an unsolicited proposal, offer or indication that the Company in good faith believes may lead to a Superior Proposal), then, following written notice to Parent and Acquisition, the Company may, pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement, provide the Person making the Potential Proposal with the same non-public information that the Company supplied to Parent and consider and negotiate a Potential Proposal. The Company shall promptly, and in any event before furnishing non-public information to any such Person, notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the material terms and conditions thereof and the identity of the party submitting such proposal.

         (b) Except as set forth in this Section 5.4(b), the Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if prior to the Tender Offer Purchase Time, the Board by a majority vote determines in its good faith judgment, after consultation with its legal counsel, that failure to do so would be inconsistent with the fiduciary duties of the Board under applicable law, the Board may withdraw its recommendation of the transactions contemplated hereby and/or approve or recommend a Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated in accordance with Section 8.1. For the purposes of this Agreement, "Third Party Acquisition" means any of the following events: (i) the acquisition of the Company by merger or otherwise by any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party") or by an officer or director of the Company;
(ii) the acquisition by a Third Party of more than 20% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of Shares which, together with all other Shares owned by such Third Party and its affiliates, equal 20% or more of the issued and outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the issued and outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets attributable to such ownership interest or investment is equal or greater than 20% of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities all of the Shares then issued and outstanding (by tender offer, merger or otherwise) or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (consistent with the advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and the Offer. At and after the Tender Offer Purchase Time, the Company shall not under any circumstances withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition.

         SECTION 5.5. ACCESS TO INFORMATION. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing Time, upon reasonable prior notice, the Company shall (and shall cause each of its subsidiaries to) (a) give the Parent and its representatives full access, during normal business hours and at other reasonable times without disruption to the Company's normal business affairs, to the books, records, contracts, commitments, properties, offices and other facilities of it and its subsidiaries, (b) arrange for Parent and its representatives reasonable access, during normal business hours, to the officers, employees and agents of it and its subsidiaries, and (c) furnish promptly to the Parent and its representatives such financial and operating data and other information concerning the business, operations, properties, contracts, records and personnel of the Company and its subsidiaries as the Parent may from time to time reasonably request. Parent agrees that it will not, and will cause its representatives not to, use any information or access obtained pursuant to this Section 5.5 for any purpose not reasonably related to the consummation of the transactions contemplated by this Agreement. All information obtained by the Parent pursuant to this Section 5.5 shall be kept confidential in accordance with the confidentiality provisions of the Letter Agreement between Parent and the Company dated as of May 5, 2000 (the "Confidentiality Agreement").

         SECTION 5.6. PARENT'S LOAN COMMITMENT. From and after the date of this Agreement, Parent shall use commercially reasonable efforts to comply with the conditions set forth in the Loan Commitment. No later than the Tender Offer Purchase Time, Parent shall draw down such term loan in an amount at least equal to the sum of: (i) the Per Share Amount multiplied by the total number of Shares outstanding as of that date (assuming full conversion of all shares of the Convertible Preferred Stock); and (ii) the amount necessary to pay the Per Share Amount on each Share for which the Warrants are then exercisable. No later than the Effective Time, Parent shall draw down such term loan in an amount at least equal to the amount necessary to settle all Company Stock Options in the manner described in this Agreement. Immediately following such draw, Parent shall provide the proceeds thereof to Acquisition to enable Acquisition to make the payments described in the preceding sentence.

         SECTION 5.7. FURTHER ACTIONS.

         (a) Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, and consult and fully cooperate with and provide reasonable assistance to each other party hereto and their respective representatives in order to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable hereafter, including, without limitation,
(i) using commercially reasonable efforts to make all filings, applications, notifications, reports, submissions and registrations with, and to obtain all consents, approvals, authorizations or permits of, Governmental Entities (including, without limitation, the FDA and the DEA) or other Persons as are necessary for commencement and consummation of the Offer and for the consummation of the Merger and the other transactions contemplated hereby (including, without limitation, pursuant to the HSR Act, the Securities Act, the Exchange Act, Blue Sky Laws, Maryland law and other applicable laws and regulations in effect in the United States or any other jurisdiction), (ii) using commercially reasonable efforts to obtain the consents of the Maryland Industrial Development Financing Authority, First Union National Bank and the Mayor and City Council of Baltimore with respect to the outstanding bonds, loans and letters or lines of credit extended to the Company by such parties and (iii) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the Merger as specified in Article 7 of this Agreement to be fully satisfied. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, the Company, on the one hand, and the Parent and Acquisition, on the other hand, shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts.

         (b) Without limiting the generality of the foregoing, each of the Parent and the Company agrees to cooperate and use reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the Offer, the Merger or any other transaction contemplated by this Agreement, and to take any and all actions (but not including the disposition of material assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions, if material) as may be required by Governmental Entities as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action (provided, however, that in no event shall any party hereto take, or be required to take, any action that could reasonably be expected to have a Material Adverse Effect or that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect).

         SECTION 5.8. PUBLIC ANNOUNCEMENTS. Parent and Acquisition on the one hand, and the Company, on the other hand, will consult with one another and mutually agree upon the content and timing of any press releases or public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation and agreement except to the extent that such disclosure may be required by applicable law or by obligations pursuant to any listing agreement with the Toronto Stock Exchange or the Nasdaq National Market as reasonably determined by Parent, Acquisition or the Company, as the case may be.

         SECTION 5.9. EMPLOYEE BENEFIT MATTERS.

         (a) Parent agrees that, effective as of the Effective Time and for a one year period following the Effective Time, Parent shall provide, or cause Acquisition and its subsidiaries and successors to provide, those persons who, immediately prior to the Effective Time, were employees of the Company and its subsidiaries and who continue in such employment ("Continuing Employees"), with benefits and compensation no less favorable in the aggregate to benefits and compensation that are provided to the Continuing Employees as of the date of this Agreement.

         (b) Except with respect to accruals under any defined benefit pension plan, at such time as a Continuing Employee is provided benefits under the benefit plans or arrangements of Parent or the Surviving Corporation, or any subsidiary of Parent or the Surviving Corporation, Parent will, or will cause the Surviving Corporation and its subsidiaries to, give such Continuing Employee full credit for purposes of eligibility and vesting under such employee benefit plans or arrangements maintained by Parent, Acquisition or any subsidiary of Parent or Acquisition for such Continuing Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company at such time. Parent will, or will cause the Surviving Corporation and its subsidiaries to, (i) waive all limitations as to preexisting conditions (except to the extent that such limitations were not waived under the Company's then-existing welfare plans), exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time to the same extent as if those deductibles or co-payments had been paid under the welfare plans for which such employees are eligible after the Effective Time.

         (c) Parent and Acquisition agree (i) to cause Acquisition after consummation of the Merger contemplated by this Agreement to assume, honor, and pay all amounts provided under, all Company Employee Plans in accordance with their terms, and (ii) to honor and to cause Acquisition to honor, all rights, privileges and modifications to or with respect to any such Company Employee Plans that become effective as a result of any of the transactions contemplated by this Agreement.

         SECTION 5.10. EXPENSES. Whether or not the Merger is consummated, subject to Section 8.3 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of representatives) shall be borne by the party which incurs such cost or expense. Parent and Acquisition acknowledge that certain of such costs and expenses may be payable by the Company or the Surviving Corporation after consummation of the Offer or the Merger. Accordingly, Parent and Acquisition agree that they will take all commercially reasonable action to enable the Company or the Surviving Corporation to pay such costs and expenses as promptly as is practicable after consummation of the Offer and the Merger and will not contest or challenge the amount thereof; provided that such costs and expenses are either (i) in the case of the Company's agreement with its financial advisor, Arnhold and S. Bleichroeder, Inc., not more than the amount described in the agreement dated March 22, 2000, (ii) in the case of the performance bonuses to Messrs. Thomas P. Rice and John T. Botek, not more than the amounts described in Section 2.2 (c) of the Management Employment Agreements; or (iii) in the case of the Company's legal counsel, independent auditors or others, not more than is commercially reasonable.

         SECTION 5.11. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, as the case may be, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects prior to the Tender Offer Purchase Time, (b) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the Company's becoming aware of any facts that have caused, or reasonably could be expected to cause, a violation by the Company of any Regulatory Law or regulations of the FDA or the DEA, (d) the Company's receipt of any notice, request for information or other writing from the FDA or the DEA (other than routine notices sent by the FDA or the DEA generally to regulated companies and which require no action or response thereto by the Company); and (e) the Company's becoming aware of any facts that have caused, or could reasonably be expected to cause, a breach, termination or non-renewal of any contract under which the Company manufactures, packages, labels or tests a Product or that otherwise constitutes a materially adverse development with respect to the Company's business relationship with its customer under any such contract; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 5.12. GUARANTEE OF PERFORMANCE. Parent hereby guarantees the timely and full performance by Acquisition and, after the Effective Time, the Surviving Corporation of each of its obligations under this Agreement, including but not limited to the Surviving Corporation's obligations under Section 5.13.

         SECTION 5.13. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Subject to the occurrence of the Effective Time, the Surviving Corporation shall cause its Articles of Incorporation and Bylaws to contain the indemnification provisions set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified after the Effective Time in any manner that could reasonably be expected to adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement). Parent shall cause the Surviving Corporation to comply with the terms of and maintain in existence any current indemnification agreements between the Company and any of its directors or officers. In the event the Surviving Corporation or any of its successors or assigns (a) consolidates with or merges into any other Person and the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.13. The Surviving Corporation shall obtain and maintain in effect for not less than five years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), provided, that Parent may, with no lapse in coverage, substitute therefore policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Company's present or former directors, officers, employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (the "Indemnified Parties"). This Section 5.13 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Acquisition, the Company and the Surviving Corporation.

                                    ARTICLE 6

                             CONDITIONS TO THE OFFER

         SECTION 6.1. CONDITIONS TO THE OFFER.

         (a) Notwithstanding any other provisions of the Offer, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-l(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered Shares, if (w) any waiting periods applicable to the Offer under the HSR Act shall not have been terminated or shall not have expired; (x) any of the consents or approvals of any Person other than a Governmental Entity, in connection with the execution, delivery and performance of this Agreement shall not have been obtained; except where the failure to have obtained any such consent or approval would not have a Material Adverse Effect; (y) the Minimum Condition shall not have been satisfied or (z) at any time on or after the date of this Agreement and before the time of acceptance of such Shares for payment pursuant to the Offer, any of the following events shall occur:

              (i) the Company shall not have received the consents required by the agreements between the Company and the Maryland Industrial Development Financing Authority, First Union National Bank and the Mayor and City Council of Baltimore;

              (ii) from the date of this Agreement until the Tender Offer Purchase Time, any Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect at the Tender Offer Purchase Time and which (A) makes the acceptance for payment of, or the payment for, any or all of the Shares illegal or otherwise prohibits consummation of the Offer, the Merger or any of the other transactions contemplated hereby, or (B) prohibits Acquisition from operating the business of the Company in substantially the same manner as it is currently conducted; provided, however, that the parties shall use commercially reasonable efforts (subject to the proviso in Section 5.6(b)) to cause any such decree, judgment or other order to be vacated or lifted prior to the Tender Offer Purchase Time;

              (iii) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on the date of this Agreement or the expiration time of the Offer, as it may be extended from time to time, or the Company shall have breached or failed in any respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it at or prior to such time except where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not, individually or in the aggregate, have a Material Adverse Effect;

              (iv) this Agreement shall have been terminated in accordance with its terms;

              (v) there shall have occurred an acceptance by the Company of a Superior Proposal;

              (vi) the Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, shall have recommended to the Company's stockholders a Third Party Acquisition or shall have adopted any resolution to effect any of the foregoing;

              (vii) from the date of this Agreement until the Tender Offer Purchase Time, there shall have occurred the commencement of a war having a Material Adverse Effect on the

Company; which, in the reasonable judgment of Parent and Acquisition, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

              (viii) the Loan Commitment shall have been withdrawn by the Bank.

              (ix) Parent shall not have received the favorable opinion of Piper Marbury Rudnick & Wolfe LLP with respect to certain tax matters related to compensation payable to the Company's executive officers.

         (b) The conditions set forth in Section 6.1(a) (other than the Minimum Condition) are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of any circumstances giving rise to any condition and may be waived (other than the Minimum Condition) by Acquisition, in whole or in part, at any time and from time to time, in the sole discretion of Acquisition. The failure by Parent or Acquisition (or any affiliate of Acquisition) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                    ARTICLE 7

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Closing Time of the following conditions:

         (a) this Agreement, the Merger and the other transactions contemplated hereby shall have been approved by all necessary corporate action of the Company, including, if necessary, adoption by vote of the stockholders of the Company provided that Parent and Acquisition shall have complied with their obligations in respect of the voting of Shares set forth in Section 5.2(a)(iii);

         (b) no Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which makes the payment of the Cash Merger Consideration illegal or otherwise prohibits the Merger; and

         (c) Acquisition shall have purchased Shares pursuant to the Offer in accordance with the terms of this Agreement and the Offer; provided, that neither Parent nor Acquisition may invoke this condition if Acquisition shall have failed to purchase and pay for, in violation of the terms of this Agreement or the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer.

                                    ARTICLE 8

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

         (a) by mutual written consent of Parent, Acquisition and the Company;

         (b) by Parent or the Company if (i) any Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which makes payment of the Per Share Amount or the Cash Merger Consideration illegal or otherwise prohibits the Offer or the Merger or (ii) Acquisition shall not have purchased that number of Shares necessary to satisfy the Minimum Condition pursuant to the Offer within the time periods described in Section 1.1(b) or the Merger shall not have occurred on or prior to February 28, 2001, provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party who fails to fulfill any of its obligations under this Agreement and such failure results in Acquisition's failure to purchase such number of Shares.

         (c) by Parent and Acquisition prior to the Tender Offer Purchase Time if there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect or a Parent Material Adverse Effect which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires as such date may be extended;

         (d) by the Company prior to the Tender Offer Purchase Time if (i) the Company shall have received a Superior Proposal, shall have furnished Parent a reasonable written notice advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and Parent shall not, within three business days of Parent's receipt of the Notice of Superior Proposal, have made an offer which the Company Board, by a majority vote, determines in its good faith judgment (consistent with the advice of a financial advisor of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal, provided, however, that such termination under this clause (i) shall not be effective until payment of the fee required by Section 8.3(b) if such payment is still payable after giving effect to Section 8.3(c); (ii) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition which materially adversely affects (or materially delays) the consummation of the Offer or results in a Parent Material Adverse Effect or (iii) there shall have been a material breach of any covenant or agreement on the part of Parent or Acquisition and which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires as such date may be extended.

         SECTION 8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 8.2 and the last sentence of Sections 5.5, and Sections 8.3 and 9.1 through 9.12 hereof. Nothing contained in this Section 8.2, however, shall relieve any party from liability for any willful breach of this Agreement.

         SECTION 8.3. FEES AND EXPENSES.

         (a) In the event this Agreement is terminated pursuant to certain provisions, as set forth in Section 8.3(b) below, subject to the provisions of
Section 8.3(c), the Company shall pay to Acquisition the amount of $2,150,000 (the "Breakup Fee") immediately upon such a termination.

         (b) Subject to the provisions of Section 8.3(c), the Breakup Fee shall be payable

              (i) if the Offer is terminated pursuant to Section 6.1(a) (vi) and within one year after such termination either (x) the Company enters into an agreement to merge with another company (other than a merger pursuant to which the stockholders of the Company will acquire more than fifty percent (50%) of the voting securities of such surviving corporation) or enters into an agreement pursuant to which more than 50% of the issued and outstanding Shares are acquired by another person or pursuant to which new voting securities are issued to another person or to the stockholders of another company which will aggregate more than fifty percent (50%) of the outstanding voting securities of the Company after such issuance or (y) another person acquires more than fifty percent (50%) of the issued and outstanding Shares, in which case the Company shall promptly, but in no event later than two days after the date of any of the events in (x) or (y), pay Parent the Breakup Fee; or

              (ii) the Company shall have terminated this Agreement pursuant to
Section 8.1(d)(i).

         (c) Notwithstanding the provisions of subsections (a) and (b) above, Acquisition may, at its sole option, at any time prior to the expiration of three business days after Parent's receipt of notice of the Superior Proposal in accordance with Section 8.1(d), waive payment of the Breakup Fee in order to exercise its options, in whole or in part, to purchase certain Shares pursuant to Section 3 of the Stockholders' Agreement (the "Options"). In the event of any such exercise, in whole or in part, the Breakup Fee shall no longer be payable.

         SECTION 8.4. AMENDMENT. This Agreement may be amended by action taken by the Board subject to Section 1.3(c), and by the parties hereto at any time before or after approval, if necessary, of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         SECTION 8.5. EXTENSION; WAIVER. At any time prior to the Closing Time, each party hereto may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 9

                                  MISCELLANEOUS

         SECTION 9.1. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Confidentiality Agreement, the Option and the Stockholders' Agreement together
(a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

         SECTION 9.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Tender Offer Purchase Time, in the case of the representations and warranties of Parent or Acquisition or the purchase of Shares by Acquisition pursuant to the Offer, in the case of the representations and warranties of the Company. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Tender Offer Purchase Time.

         SECTION 9.3. VALIDITY. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

         SECTION 9.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

         if to Parent or Acquisition:

                   Cangene Corporation
                   3403 American Drive
                   Units 3/4
                   Mississauga, Ontario
                   L4V 1T4 Canada
                   Telecopier:  (416) 401-3812
                   Attention: Alex Glasenberg
                   Chief Financial Officer
         with a copy to:

                   Hartman & Craven LLP
                   460 Park Avenue
                   New York, NY 10022
                   Telecopier: (212) 223-9911
                   Attention: Edward I. Tishelman, Esq.
                   Joel I. Frank, Esq.

         if to the Company to:

                   Chesapeake Biological Laboratories, Inc.
                   1111 South Paca Street
                   Baltimore, MD  21230
                   Telecopier (410)843-2001
                   Attention:  Thomas P. Rice
                   President and Chief Executive Officer

         with a copy to:

                   Piper Marbury Rudnick & Wolfe
                   6225 Smith Avenue
                   Baltimore, MD 21209
                   Telecopier: (410) 580-3274
                   Attention: Richard C. Tilghman Jr., Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 9.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of law thereof.

         SECTION 9.6. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 5.12 shall inure to the benefit of and be enforceable by the Indemnified Parties.

         SECTION 9.8. CERTAIN DEFINITIONS. For the purposes of this Agreement the term:

         (a) "affiliate" means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person;

         (b) "business day" means any day other than a day on which the New York Stock Exchange is closed;

         (c) "stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

         (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

         (e) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other Person, as the case may be, (either alone or through or together with any other subsidiary) (i) owns, directly or indirectly, 25% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) has the right to appoint a majority of the board of directors or other governing body of such corporation or other legal entity or
(iii) otherwise controls.

         SECTION 9.9. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent or representative of any party hereto.

         SECTION 9.10. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if Parent receives the Breakup Fee pursuant to Section 8.3 it shall not also be entitled to specific performance to compel the consummation of the Merger.

         SECTION 9.11. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the benefit of such party and may be waived by such party in whole or in part in their sole discretion to the extent permitted by applicable law.

         SECTION 9.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be duly executed on its behalf as of the day and year first above written.

                             CHESAPEAKE BIOLOGICAL LABORATORIES, INC.

                             By: /s/ Thomas P. Rice
                                 -------------------------------------
                                 Name:  Thomas P. Rice
                                 Title: President and Chief Executive Officer


                             CANGENE CORPORATION

                             By: /s/ Alex Glasenberg
                                 -------------------------------------
                                 Name:  Alex Glasenberg
                                 Title: Chief Financial Officer


                             AC ACQUISITION SUBSIDIARY, INC.

                             By: /s/ Alex Glasenberg
                                 -------------------------------------
                                 Name:  Alex Glasenberg
                                 Title: Chief Financial Officer

                                      -51-